Filed by Tumbleweed Communications Corp. Pursuant to Rule 425
                                                Under the Securities Act of 1933
                                        And Deemed Filed Pursuant to Rule 14a-12
                                       Under the Securities Exchange Act of 1934
                                                Subject Company:  Valicert, Inc.
                                                  Commission File No:  000-31109


            On February 19, 2003, Tumbleweed Communications Corp. and Valicert, Inc. distributed to employees presentation slides regarding the merger between Tumbleweed and Valicert. The text of the presentation slides follows.

SLIDE 1

================================================================================


--------------------------------------------------------------------------------
                                                                      TUMBLEWEED
                                                                  COMMUNICATIONS

--------------------------------------------------------------------------------


        Tumbleweed &
        Valicert Merger

        Company Meeting






================================================================================

SLIDE 2

================================================================================

--------------------------------------------------------------------------------
 The Companies

--------------------------------------------------------------------------------

 -----------------------------------------------------------------------------
|                |  Tumbleweed                 |                              |
|                |  Communications (TMWD)      | Valicert (VLCT)              |
|----------------|-----------------------------|------------------------------|
|Founded         |  1993                       | 1996                         |
|----------------|-----------------------------|------------------------------|
|Headquarters    |  Redwood City, CA           | Mountain View, CA            |
|----------------|-----------------------------|------------------------------|
|Employees       |  135                        |  105 (Includes 46 in India)  |
|----------------|-----------------------------|------------------------------|
|International   |                             |                              |
|Sales Presence  |  U.K., Japan, Hong Kong     |  U.K., Japan, Hong Kong      |
|----------------|-----------------------------|------------------------------|
|Markets         |  Leader in Secure Messaging |  Leader in Secure Internet   |
|                |  Applications (e.g., secure |  Communications Software,    |
|                |  e-mail, document delivery  |  (e.g., secure file transfer,|
|                |  and content filtering)     |  identity validation)
 -----------------------------------------------------------------------------


 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------

SLIDE 3

================================================================================

--------------------------------------------------------------------------------
 Why the Merger?

--------------------------------------------------------------------------------

  o     Increase corporate size and relevance in a time of consolidation

  o     Accelerate growth and increase market share

  o     Enhance mutual financial position

  o Strong synergies between product lines, markets, customers, and organizations




 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------

SLIDE 4

================================================================================

--------------------------------------------------------------------------------
 Synergies

--------------------------------------------------------------------------------

 -----------------------------------------------------------------------------
|                |                             |                              |
|                |  Tumbleweed                 | Valicert                     |
|----------------|-----------------------------|------------------------------|
|Marketing       |  "Messaging That Means      | "Securely Connecting         |
|                |   Busniess"                 |  The World"                  |
|----------------|-----------------------------|------------------------------|
|Technology      |  Pioneer, products          |  Pioneer, products           |
|                |  proven in field for        |  proven in field for         |
|                |  several years              |  several years               |
|----------------|-----------------------------|------------------------------|
|Sales Model     |  Primarily Direct in NA     |  Primarily Direct in NA      |
|                |  Partners Intl.             |  Partners Intl.              |
|----------------|-----------------------------|------------------------------|
|Development     |  Core team in US with       |  Teams in US and India       |
|Model           |  contractors in Bulgaria    |                              |
|----------------|-----------------------------|------------------------------|
|Target          |  Tier 1 accounts in         |  Tier 1 accounts in          |
|Customers       |  Financial Services,        |  Financial Services,         |
|                |  Healthcare, Government     |  Healthcare, Government      |
|                |                             |                              |
 -----------------------------------------------------------------------------


 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------

SLIDE 5

================================================================================

--------------------------------------------------------------------------------

 Custoemrs

--------------------------------------------------------------------------------


          Tumbleweed                                         Valicert

o   100's of enterprise and                      o    100's of enterprise and
    government customers                              government customers

o   21 of Fortune 100                            o    51 of Global 500

o   5 of top 10 US Banks                         o    7 of top 10 US Banks

o   9 Blue Cross/Blue Shields                    o    5 Blue Cross/Blue Shields




                Many joint customers, including: BCBS of Florida,
                  Dell, JP Morgan Chase, MetLife, National City
               Corp., Nike, State of Washington, US Marine Corps,
                           US Navy, Wells Fargo, etc.


 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------

SLIDE 6

================================================================================

--------------------------------------------------------------------------------
 Commitment To Our Custoemrs

--------------------------------------------------------------------------------




                          We remain strongly committed
                          to supporting our customers
                    and partners globally, and to delivering
                            on our product roadmaps.





 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------

SLIDE 7

================================================================================


--------------------------------------------------------------------------------
The New Tumbleweed

--------------------------------------------------------------------------------



                                 Tumbleweed is a
                               leading provider of
                           mission-critical messaging
                                 applications.





 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------

SLIDE 8


================================================================================


--------------------------------------------------------------------------------
Messaging is Pervasive

--------------------------------------------------------------------------------

 ----------------------------------------------
| Suppliers   Customers    Partners   Agencies |        o  E-Mail is the most
 ----------------------------------------------            commonly used
   ^          ^         ^         ^          ^             desktop application
   |          |         |         |          |
   |          |         |         |          |          o  File transfer (FTP)
   |          |         |         |          |
   |          |         |         |          |             widely deployed for
   |          |         |         |          |             data transmissions
   |          |         |         |          |
   |          |         |         |          |          o  Demanded by customers
   |          |         |         |          |             and partners
   |          |         |         |          |
   |          |         |         |          |          o  Essential for
   |          |         |         |          |             competitiveness
   |          |         |         |          |
   |          |         |         |          |
  \|/        \|/       \|/       \|/        \|/
================================================
                       ||
                       ||
                       ||
 ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
(  E-MAIL                                     WEB   )
(  SYSTEM     LEGACY              ACCESS     SERVER )
(             SYSTEMS    CRM      CONTROL           )
 ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~



 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------

SLIDE 9

===============================================================================================


----------------------------------------------------------------------------------------------
 But Standard Messaging is Limited

----------------------------------------------------------------------------------------------


 --------------------------------------------------------------------      o   E-mail is built
 Suppliers      Customers        Partners             Agencies                 for
 --------------------------------------------------------------------          correspondence,
   ^            ^            ^                 ^                   ^           not commerce
   |            |            |                 |                   |
   |            |            |                 |                   |       o   EDI systems
   |            |            |                 |                   |           costly and
   |            |            |                  No                             cumbersome
Spam and     Regulatory     Sensitive        Customer        Limited
Viruses      Interactions   Info          Confidentiality   Integration    o   Communications
   |            |           Leaks                                              protocols lack
   |            |            |                 |                   |           security,
   |            |            |                 |                   |           tracking
   |            |            |                 |                   |           & strong
   |            |            |                 |                   |           authentication
   |            |            |                 |                   |
   |            |            |                 |                   |        o  Productivity gains
   |            |            |                 |                   |           limited by lack of
   |            |            |                 |                   |           integration with
  \|/          \|/          \|/               \|/                 \|/          other systems
=====================================================================
                             ||
                             ||
                             ||
 ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
(  E-MAIL                                                     WEB    )
(  SYSTEM     LEGACY                            ACCESS       SERVER  )
(             SYSTEMS         CRM               CONTROL              )
 ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~



 -----------------------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                                   TUMBLEWEED    |
|                                                                                COMMUNICATIONS |
 -----------------------------------------------------------------------------------------------


SLIDE 10

=================================================================================================================


-----------------------------------------------------------------------------------------------------------------
Tumbleweed Messaging Means Business

-----------------------------------------------------------------------------------------------------------------


 -------------------------------------------------------------------------------
 Suppliers      Customers              Partners             Agencies
 -------------------------------------------------------------------------------    o    Protects network
     ^            ^               ^                 ^                   ^                from malicious code
     |            |               |                 |                   |                and spam
 __________    _____________   ______________   ___________   ________________
|          |  |             | |              | |          |  |                |     o    Minimizes risks by
| Network  |  |  Messaging  | |   Secure     | | Automated|  | Authentication |          monitoring and
|Protection|  | Compliance  | | Communication| | Delivery |  |                |          regulating traffic
 __________    _____________  |______________| |___________   ________________
     |            |               |                 |                   |           o    Strengthens trust by
     |            |               |                 |                   |                adding security,
     |/           | /             | /               N/o                /|                tracking, validation
Spam /and     Regul/tory       Sens/itive        Cus/tomer        Limi/ted
Viru/ses     Inter/actions      In/fo          Conf/identiality   Int/egration      o    Lowers costs and
   / |           /              L/eaks            / |               /   |                increases efficiency
     |            |             / |                 |                   |                by automating processes
     |            |               |                 |                   |
     |            |               |                 |                   |
     |            |               |                 |                   |
     |            |               |                 |                   |
    \|/          \|/             \|/               \|/                 \|/
================================================================================
                              ||
                              ||
                              ||
 ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
(  E-MAIL                                                       WEB    )
(  SYSTEM     LEGACY                            ACCESS         SERVER  )
(             SYSTEMS         CRM               CONTROL                )
 ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~



 -----------------------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                                   TUMBLEWEED    |
|                                                                                COMMUNICATIONS |
 -----------------------------------------------------------------------------------------------


SLIDE 11

=================================================================================================================


-----------------------------------------------------------------------------------------------------------------
 Tumbleweed:  Mission-Critical Messaging

-----------------------------------------------------------------------------------------------------------------


 -------------------------------------------------------------------------------
 Suppliers      Customers        Partners             Agencies
 -------------------------------------------------------------------------------    o     Comprehensive Suite of
     ^            ^               ^                 ^                   ^                 Messaging Applications
     |            |               |                 |                   |
 __________    _____________   ______________   ___________   ________________      o     Person-to-Person
|          |  |             | |              | |          |  |                |           (e.g., e-mail)
| Network  |  |  Messaging  | |   Secure     | | Automated|  | Authentication |
|Protection|  | Compliance  | | Communication| | Delivery |  |                |     o     System-to-Person
 __________    _____________  |______________| |___________   ________________            (e.g., statement delivery)
     |            |               |                 |                   |
 ------------------------------------------------------------------------------     o     System-to-System
/                                                                              /          (e.g., EDI, Electronic
 ------------------------------------------------------------------------------           Funds Transfer)
|                                                                            |
|    ---------         ---------        ------------       -------------     |      o     PKI Validation
|   |   MMS  |        |   IME  |       |  Secure   |      | Validation  |    |
|   |        |        |        |       |  Transport|      |  Authority  |    |
|    ---------         ---------        ------------       -------------     |
|                                                                            |
|                  Mission-Critical Messaging Infrastructure                 |
-----------------------------------------------------------------------------
     |            |               |                 |                   |
     |            |               |                 |                   |
    \|/          \|/             \|/               \|/                 \|/
================================================================================
                              ||
                              ||
                              ||
 ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
(  E-MAIL                                                       WEB    )
(  SYSTEM     LEGACY                            ACCESS         SERVER  )
(             SYSTEMS         CRM               CONTROL                )
 ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~



 -----------------------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                                   TUMBLEWEED    |
|                                                                                COMMUNICATIONS |
 -----------------------------------------------------------------------------------------------


SLIDE 12

=================================================================================================================


-----------------------------------------------------------------------------------------------------------------
 Fortune 10 Example:
 Large Oil Company

-----------------------------------------------------------------------------------------------------------------


 -------------------------------------------------------------------------------
 SUPPLIERS      CUSTOMERS        PARTNERS             Agencies
 -------------------------------------------------------------------------------
     ^            ^               ^                 ^                   ^
     |            |               |                 |                   |         o     Virus and Spam
                _____________   ______________   ___________   ________________         mitigation, HR policy
* ***********  |             | |              | |          |  |                |        enforcement, IP
* NETWORK    * |  Messaging  | |   Secure     | | Automated|  | Authentication |        protection over
* PROTECTION * | Compliance  | | Communication| | Delivery |  |                |        SMTP traffic
 ************   _____________  |______________| |__________    ________________
     |            |               |                 |                   |         o     Quote cost savings
 ------------------------------------------------------------------------------         of over $14 Million
/                                                                              /        annually through
 ------------------------------------------------------------------------------         blocking Spam
|                                                                            |
|   **********         ---------        ------------       -------------     |    o     24/7 email system
|   *   MMS  *        |   IME  |       |  Secure   |      | Validation  |    |          availability over
|   *        *        |        |       |  Transport|      |  Authority  |    |          a globally
|   **********         ---------        ------------       -------------     |          distributed network
|                                                                            |
|                  Mission-Critical Messaging Infrastructure                 |
-----------------------------------------------------------------------------
     |            |               |                 |                   |
     |            |               |                 |                   |
    \|/          \|/             \|/               \|/                 \|/
================================================================================
                               ||
************                   ||
*          *                   ||
* ~~~~~~~~~*~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
*(  E-MAIL *                                                     WEB    )
*(  SYSTEM *   LEGACY                            ACCESS         SERVER  )
*(         *   SYSTEMS         CRM               CONTROL                )
* ~~~~~~~~~*~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
*          *
************


 -----------------------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                                   TUMBLEWEED    |
|                                                                                COMMUNICATIONS |
 -----------------------------------------------------------------------------------------------


SLIDE 13

=================================================================================================================


-----------------------------------------------------------------------------------------------------------------
 Financial Services: Top 10 Euro Bank

-----------------------------------------------------------------------------------------------------------------


 -------------------------------------------------------------------------------
 Suppliers      CUSTOMERS        PARTNERS             Agencies
 -------------------------------------------------------------------------------
     ^            ^               ^                 ^                   ^
     |            |               |                 |                   |
 __________    _____________                                  ________________      o     Secure file transfer
|          |  |             |  **************  ************  |                |           and digital document
| Network  |  |  Messaging  | *   SECURE     * * AUTOMATED * | Authentication |           signing as part of
|Protection|  | Compliance  | * COMMUNICATION* * DELIVERY  * |                |           global cash management
 __________    _____________   **************  ************   ________________            service
     |            |               |                 |                   |
 ------------------------------------------------------------------------------     o     API's for application
/                                                                              /          integration into ERP
 ------------------------------------------------------------------------------           systems of corporate
|                                                                            |            customers
|    ---------         ---------        ************       -------------     |
|   |   MMS  |        |   IME  |       *  SECURE   *      | VALIDATION  |    |      o     Security and
|   |        |        |        |       *  TRANSPORT*      |  AUTHORITY  |    |            extensibility key
|    ---------         ---------        ************       -------------     |            requirements
|                                                                            |
|                  Mission-Critical Messaging Infrastructure                 |
-----------------------------------------------------------------------------
     |            |               |                 |                   |
     |            |               |                 |                   |
    \|/          \|/             \|/               \|/                 \|/
================================================================================
                              ||
                              ||
                              ||
 ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
(  E-MAIL   *************                                       WEB    )
(  SYSTEM  *  LEGACY    *                       ACCESS         SERVER  )
(          *  SYSTEMS   *     CRM               CONTROL                )
 ~~~~~~~~~~*~~~~~~~~~~~~*~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
            ************


 -----------------------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                                   TUMBLEWEED    |
|                                                                                COMMUNICATIONS |
 -----------------------------------------------------------------------------------------------


SLIDE 14

=================================================================================================================


-----------------------------------------------------------------------------------------------------------------
Government: US Navy

-----------------------------------------------------------------------------------------------------------------


 -------------------------------------------------------------------------------
 Suppliers      Customers        PARTNERS             AGENCIES
 -------------------------------------------------------------------------------
     ^            ^               ^                 ^                   ^
     |            |               |                 |                   |
     |            |               |                 |                   |
**************  *************  ****************  ----------   ******************    o     Validation Authority used
* NETWORK    *  * MESSAGING *  *   SECURE     * | Automated|  * AUTHENTICATION *          to verify digital identity
* PROTECTION *  * COMPLIANCE*  * COMMUNICATION* | Delivery |  *                *          of individuals, web servers
**************  *************  ****************  ----------   ******************
     |            |               |                 |                   |           o     Filter e-mail for
 ------------------------------------------------------------------------------           intelligence leaks and
/                                                                              /          compliance with security
 ------------------------------------------------------------------------------           protocols
|                                                                            |
|   **********       **********       -------------         **************   |      o     Route e-mail attachments
|   *   MMS  *       *  IME   *       | Secure    |         * Validation *   |            for secure delivery to
|   *        *       *        *       | Transport |         * Authority  *   |            ships at sea
|   **********       **********       -------------         **************   |
|                                                                            |
|                  Mission-Critical Messaging Infrastructure                 |
-----------------------------------------------------------------------------
     |            |               |                 |                   |
     |            |               |                 |                   |
    \|/          \|/             \|/               \|/                 \|/
================================================================================
                               ||
************                   ||            **********************************
*          *                   ||            *                                 *
* ~~~~~~~~~*~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~*~~~~~~~~~~~~~~~~~~~~~~~~~~~      *
*(  E-MAIL *                                 *                    WEB    )     *
*(  SYSTEM *   LEGACY                        *    ACCESS         SERVER  )     *
*(         *   SYSTEMS         CRM           *    CONTROL                )     *
* ~~~~~~~~~*~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~*~~~~~~~~~~~~~~~~~~~~~~~~~~~      *
*          *                                 *
************                                 **********************************

 -----------------------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                                   TUMBLEWEED    |
|                                                                                COMMUNICATIONS |
 -----------------------------------------------------------------------------------------------


SLIDE 15

=================================================================================================================


-----------------------------------------------------------------------------------------------------------------
Financial Services:
Insurance Company
-----------------------------------------------------------------------------------------------------------------


 -------------------------------------------------------------------------------
 Suppliers      CUSTOMERS        PARTNERS             Agencies
 -------------------------------------------------------------------------------
     ^            ^               ^                 ^                   ^
     |            |               |                 |                   |           o    Monitor and archive
     |            |               |                 |                   |                broker e-mails to
**************  *************  ****************  ----------   ------------------         ensure SEC compliance
* NETWORK    *  * MESSAGING *  *   SECURE     * | Automated|  | Authentication |
* PROTECTION *  * COMPLIANCE*  * COMMUNICATION* | Delivery |  |                |    o    Enforce compliance with
**************  *************  ****************  ----------   ------------------         GLB regulations on
     |            |               |                 |                   |                customer privacy
 ------------------------------------------------------------------------------
/                                                                              /    o    Secure e-mail traffic
 ------------------------------------------------------------------------------          with partners to
|                                                                            |           protect IP and customer
|   **********       **********       -------------         --------------   |           data
|   *   MMS  *       *  IME   *       | Secure    |         | Validation |   |
|   *        *       *        *       | Transport |         | Authority  |   |
|   **********       **********       -------------         --------------   |
|                                                                            |
|                  Mission-Critical Messaging Infrastructure                 |
-----------------------------------------------------------------------------
     |            |               |                 |                   |
     |            |               |                 |                   |
    \|/          \|/             \|/               \|/                 \|/
================================================================================
                               ||
                               ||
************                   ||
*          *                   ||
* ~~~~~~~~~*~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
*(  E-MAIL *                                                     WEB    )
*(  SYSTEM *   LEGACY                            ACCESS         SERVER  )
*(         *   SYSTEMS         CRM               CONTROL                )
* ~~~~~~~~~*~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
*          *
************


 -----------------------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                                   TUMBLEWEED    |
|                                                                                COMMUNICATIONS |
 -----------------------------------------------------------------------------------------------


SLIDE 16

=================================================================================================================


-----------------------------------------------------------------------------------------------------------------
 Government: State Government

-----------------------------------------------------------------------------------------------------------------


 -------------------------------------------------------------------------------
 SUPPLIERS      Customers        PARTNERS             Agencies
 -------------------------------------------------------------------------------
     ^            ^               ^                 ^                   ^
     |            |               |                 |                   |
 __________                                                   ________________      o    Government health and
|          |  *************** **************** ************* |                |          patient data file transfer
| Network  |  *  MESSAGING  * *   SECURE     * * AUTOMATED * | Authentication |
|Protection|  * COMPLIANCE  * * COMMUNICATION* * DELIVERY  * |                |     o    Secure, reliable,
 __________   **************  **************** *************  ________________           guaranteed transmissions
     |            |               |                 |                   |                of sensitive information
 ------------------------------------------------------------------------------
/                                                                              /    o    Conformance to HIPAA
 ----------------------------------------------------------------------------            privacy regulations
|                                                                            |
|    ---------         ---------       **************      -------------     |      o    Easy to deploy and use
|   |   MMS  |        |   IME  |       *  SECURE    *     | Validation  |    |
|   |        |        |        |       *  TRANSPORT *     |  Authority  |    |
|    ---------         ---------       **************      -------------     |
|                                                                            |
|                  Mission-Critical Messaging Infrastructure                 |
-----------------------------------------------------------------------------
     |            |               |                 |                   |
     |            |               |                 |                   |
    \|/          \|/             \|/               \|/                 \|/
================================================================================
                              ||
                              ||
                              ||
 ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
(  E-MAIL  **************                                       WEB    )
(  SYSTEM  *  LEGACY    *                       ACCESS         SERVER  )
(          *  SYSTEMS   *     CRM               CONTROL                )
 ~~~~~~~~~~*~~~~~~~~~~~~*~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
           *************


 -----------------------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                                   TUMBLEWEED    |
|                                                                                COMMUNICATIONS |
 -----------------------------------------------------------------------------------------------


SLIDE 17


=================================================================================================================


-----------------------------------------------------------------------------------------------------------------
Healthcare: FDA & Top Pharma's
-----------------------------------------------------------------------------------------------------------------


 -------------------------------------------------------------------------------
 Suppliers      Customers        PARTNERS             Agencies
 -------------------------------------------------------------------------------
     ^            ^               ^                 ^                   ^
     |            |               |                 |                   |
     |            |               |                 |                   |          o     Secure e-mail channel
**************   ------------  ****************  ----------   ------------------         for submission of drug
* NETWORK    *  | Messaging |  *   SECURE     * | Automated|  | Authentication |         approval documents,
* PROTECTION *  | Compliance|  * COMMUNICATION* | Delivery |  |                |         clinical trial information
**************   -----------   ****************  ----------   ------------------
     |            |               |                 |                   |          o     FDA is the hub; top
 ------------------------------------------------------------------------------          Pharmaceutical companies
/                                                                              /         are spokes
 -----------------------------------------------------------------------------
|                                                                            |     o     Tremendous cost savings
|   **********       ----------       -------------         --------------   |           for pharmaceutical firms
|   *   MMS  *      |   IME    |      | Secure    |         | Validation |   |           due to shorter
|   *        *      |          |      | Transport |         | Authority  |   |           (50% or more)
|   **********       ----------       -------------         --------------   |           approval cycles
|                                                                            |
|                  Mission-Critical Messaging Infrastructure                 |
-----------------------------------------------------------------------------
     |            |               |                 |                   |
     |            |               |                 |                   |
    \|/          \|/             \|/               \|/                 \|/
================================================================================
                               ||
                               ||
************                   ||
*          *                   ||
* ~~~~~~~~~*~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
*(  E-MAIL *                                                     WEB    )
*(  SYSTEM *   LEGACY                            ACCESS         SERVER  )
*(         *   SYSTEMS         CRM               CONTROL                )
* ~~~~~~~~~*~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
*          *
************


 -----------------------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                                   TUMBLEWEED    |
|                                                                                COMMUNICATIONS |
 -----------------------------------------------------------------------------------------------


SLIDE 18

=================================================================================================================


-----------------------------------------------------------------------------------------------------------------
Financial Services: Credit Card Co.
-----------------------------------------------------------------------------------------------------------------


 -------------------------------------------------------------------------------
 Suppliers      CUSTOMERS        Partners             Agencies
 -------------------------------------------------------------------------------
     ^            ^               ^                 ^                   ^
     |            |               |                 |                   |
     |            |               |                 |                   |
**************   ------------  ****************  ----------   ------------------   o     Before TMWD, customer
* NETWORK    *  | Messaging |  *   SECURE     * | Automated|  | Authentication |         inquiry e-mails directed
* PROTECTION *  | Compliance|  * COMMUNICATION* | Delivery |  |                |         to #800 for service response
**************   -----------   ****************  ----------   ------------------
     |            |               |                 |                   |          o     "Secure Mailbox" enables
 ------------------------------------------------------------------------------          2-way discussions
/                                                                              /
 -----------------------------------------------------------------------------     o     Avoids aggravating
|                                                                             |          online customers
|   **********       **********        -------------       --------------     |
|   *  MMS   *       *   IME  *        |  Secure   |       | Validation |     |    o     Cost savings over
|   *        *       *        *        | Transport |       | Authority  |     |          phone communications
|   **********       **********        -------------       --------------     |
|                                                                             |    o     Integrated with eCRM app
|                  Mission-Critical Messaging Infrastructure                  |
-----------------------------------------------------------------------------
     |            |               |                 |                   |
     |            |               |                 |                   |
    \|/          \|/             \|/               \|/                 \|/
================================================================================
                                ||
                                ||
************                    ||                             **********
*          *                    ||                             *        *
* ~~~~~~~~~*~~~~~~~~~~~~~~~~~************~~~~~~~~~~~~~~~~~~~~~~*~~~~~~~~*~~~~~~
*(  E-MAIL *                 *          *                      *  WEB   *      )
*(  SYSTEM *   LEGACY        *          *           ACCESS     * SERVER *      )
*(         *   SYSTEMS       *          *           CONTROL    *        *      )
* ~~~~~~~~~*~~~~~~~~~~~~~~~~~*   CRM    *~~~~~~~~~~~~~~~~~~~~~~*~~~~~~~~*~~~~~~
*          *                 *          *                      *        *
************                 ************                      **********


 -----------------------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                                   TUMBLEWEED    |
|                                                                                COMMUNICATIONS |
 -----------------------------------------------------------------------------------------------


SLIDE 19

=================================================================================================================


-----------------------------------------------------------------------------------------------------------------
Financial Services: Top 10 US Bank

-----------------------------------------------------------------------------------------------------------------


 -------------------------------------------------------------------------------
 Suppliers       CUSTOMERS        Partners             Agencies
 -------------------------------------------------------------------------------
     ^            ^               ^                 ^                   ^
     |            |               |                 |                   |
 __________     _____________                                  ________________    o    System-to-person delivery
|          |    |             |  **************  ************  |                |       of statements on behalf
| Network  |    |  Messaging  | *   SECURE     * * AUTOMATED * | Authentication |       of wholesale customers
|Protection|    | Compliance  | * COMMUNICATION* * DELIVERY  * |                |
 __________      _____________   **************  ************   ________________    o   System-to-system delivery:
     |            |               |                 |                   |
 ------------------------------------------------------------------------------         o    Lockbox services
/                                                                              /             (deposits, payments)
 ------------------------------------------------------------------------------
|                                                                            |          o    Transaction processing
|    ---------        **********       **************       -------------    |               (ACH, fund transfers)
|   |   MMS  |        *   IME  *       *  SECURE    *      | Validation  |   |
|   |        |        *        *       *  TRANSPORT *      |  Authority  |   |          o    Credit/debit reporting,
|    ---------        **********       **************       -------------    |               letters of credit
|                                                                            |
|                  Mission-Critical Messaging Infrastructure                 |
-----------------------------------------------------------------------------
     |            |               |                 |                   |
     |            |               |                 |                   |
    \|/          \|/             \|/               \|/                 \|/
================================================================================
                              ||
                              ||                             **********
                              ||                             *        *
 ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~*~~~~~~~~*~~~~~
(  E-MAIL   *************                                    *  WEB   *     )
(  SYSTEM  *  LEGACY    *                       ACCESS       * SERVER *     )
(          *  SYSTEMS   *     CRM               CONTROL      *        *     )
 ~~~~~~~~~~*~~~~~~~~~~~~*~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~*~~~~~~~~*~~~~~
            ************                                     *        *
                                                             **********

 -----------------------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                                   TUMBLEWEED    |
|                                                                                COMMUNICATIONS |
 -----------------------------------------------------------------------------------------------


SLIDE 20


=================================================================================================================


-----------------------------------------------------------------------------------------------------------------
 HealthCare: Blue Cross/Blue Shield

-----------------------------------------------------------------------------------------------------------------


 -------------------------------------------------------------------------------
 SUPPLIERS      CUSTOMERS        PARTNERS             Agencies
 -------------------------------------------------------------------------------
     ^            ^               ^                 ^                   ^           o     Protect network
     |            |               |                 |                   |
     |            |               |                 |                   |           o     Address HIPAA
**************   *************** **************** *************  ----------------         Privacy and
* NETWORK    *   *  MESSAGING  * *   SECURE     * * AUTOMATED * | Authentication |        Security regs.
* PROTECTION *   * COMPLIANCE  * * COMMUNICATION* * DELIVERY  * |                |
**************   **************  **************** *************  ----------------   o     Multiple applications
     |            |               |                 |                   |                 for secure e-mail
 ------------------------------------------------------------------------------           and document delivery
/                                                                              /
 ----------------------------------------------------------------------------       o     Exchange batch claims
|                                                                            |            data with large
|    **********      **********       **************       -------------     |            network of
|    *   MMS  *      *   IME  *       *  SECURE    *      | Validation  |    |            clearinghouses
|    *        *      *        *       *  TRANSPORT *      |  Authority  |    |
|    **********      **********       **************       -------------     |      o     Automation, scalability
|                                                                            |
|                  Mission-Critical Messaging Infrastructure                 |
-----------------------------------------------------------------------------
     |            |               |                 |                   |
     |            |               |                 |                   |
    \|/          \|/             \|/               \|/                 \|/
================================================================================
                                  ||


***********************************************                ************
*                                             *                *          *
* ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~*~~~~~~~~~~~~~~~~*~~~~~~~~~~*~~~~~
*(  ********  *************   ************    *                *   WEB    *     )
*(  E-MAIL * *  LEGACY    *   *          *    *    ACCESS      *  SERVER  *     )
*(  SYSTEM * *  SYSTEMS   *   *   CRM    *    *    CONTROL     *          *     )
* ~~~~~~~~~*~*~~~~~~~~~~~~*~~~~~~~~~~~~~~~~~~~*~~~~~~~~~~~~~~~~*~~~~~~~~~~*~~~~~
***********************************************                ************


 -----------------------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                                   TUMBLEWEED    |
|                                                                                COMMUNICATIONS |
 -----------------------------------------------------------------------------------------------


SLIDE 21


==============================================================================


------------------------------------------------------------------------------
Tumbleweed Messaging Means Business

------------------------------------------------------------------------------

                             Mission-critical messaging enables
                                      businesses to:


     -----------
      Enhance           o     Protect valuable employee time and network
      Productivy              resources by blocking Spam and viruses
     -----------

     -----------
      Limit             o     Minimize risk and exposure by regulating
      Liability               messaging traffic
     -----------

     -----------
      Increase          o     Meet demand from customers and partners to
      Efficiency              conduct business online
     -----------

     -----------
      Reduce            o     Save money by moving paper and phone-based
      Costs                   processes online
     -----------


 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------

SLIDE 22



==============================================================================


------------------------------------------------------------------------------
Financials and Facilities

------------------------------------------------------------------------------




o    Projecting profitability by Q4, 2003

o Reduction in required "public company" expenses such as filings, reporting, etc.

o    Consolidating Bay Area employees in Redwood City offices

     >    Cost savings by allowing Mountain View lease to expire

     >    Just a few miles up Highway 101!




 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------

SLIDE 23


==============================================================================


------------------------------------------------------------------------------
Organization

------------------------------------------------------------------------------




o    Valicert Division will be operated as an integrated business unit

o John Vigouroux will be SVP and GM of Valicert Division, reporting to Doug Sabella

     >    Dave Jevans and Dennis Brotzel report into John

     >    Chini Krishnan and Tim Conley to help with transition

o Different groups within the Valicert division may be gradually merged into the TMWD org.

o Initially, sales teams will have separate quotas, with incentives to work together



 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------

SLIDE 24


==============================================================================


------------------------------------------------------------------------------
Integration

------------------------------------------------------------------------------


    o    John V. and Doug S. will lead integration team

    o    Top priorities

         >    Minimal customer disruption in terms of sales, services

         >    Employees of both companies treated with fairness and respect

    o    Integrating two businesses is a journey involving:

         >    People
         >    Customers
         >    Support Systems
         >    Products
         >    IS Systems




 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------

SLIDE 25


==============================================================================


------------------------------------------------------------------------------
Next Steps

------------------------------------------------------------------------------

    o Integration team can begin joint planning, but no implementation until after merger closes

    o    Shareholder vote required to finalize agreement

    o    Projected close date will depend on SEC responsiveness

         >    Range from Q2 to Q3

    o    Informal group events tomorrow

         >    Lunch: noon at Valicert offices

         >    Beer/snacks: 3pm at Tumbleweed offices



 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------

SLIDE 26

------------------------------------------------------------------------------
Safe Harbor Statement

------------------------------------------------------------------------------

Tumbleweed and Valicert caution that forward-looking statements contained in this presentation are based on current plans and expectations, and that a number of factors could cause the actual results to differ materially from the guidance given at this time. These factors are described in the Safe Harbor statement below.

Except for the historical information contained herein, the matters discussed in this presentation may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These statements include those concerning the consummation of the acquisition and, if consummated, its potential benefits and effects, including but not limited to any expectations that the transaction will be accretive and any expectations as to profitability of the combined company. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions.

For further cautions about the risks related to Tumbleweed and/or Valicert, we refer you to the documents Tumbleweed and Valicert file from time to time with the Securities and Exchange Commission, particularly Tumbleweed's Form 10-K filed March 29, 2002 and Form 10-Q filed November 14, 2002, Valicert's Form 10-K filed April 1, 2002 and Form 10-Q filed November 13, 2002, and the registration statement relating to the acquisition to be filed subsequently. In this regard, please be cautioned that the acquisition may not be consummated on the terms proposed or at all, and, if consummated, the combined companies will be subject to numerous risks and uncertainties, including, but not limited to, the risks inherent in acquisitions of technologies and businesses, including the integration of separate workforces, the timing and successful completion of technology and product development through production readiness, integration of such technologies and businesses into the combined company, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, and other factors.

Tumbleweed and Valicert assume no obligation to update information contained in this presentation, including for example guidance regarding future performance, which represents the companies' expectations only as of the date of this presentation and should not be viewed as a statement about the companies' expectations after such date. Although this presentation may remain available on the companies' internal websites or elsewhere, its continued availability does not indicate that the companies are reaffirming or confirming any of the information contained herein.


 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------


SLIDE 27


------------------------------------------------------------------------------
Where to Find Additional Information

------------------------------------------------------------------------------


Tumbleweed and Valicert intend to file with the SEC a joint proxy statement/prospectus and other relevant materials in connection with the transaction. The joint proxy statement/prospectus will be mailed to the stockholders of Tumbleweed and Valicert. Investors and security holders of Tumbleweed and Valicert are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Tumbleweed, Valicert and the transaction. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Tumbleweed or Valicert with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Tumbleweed by contacting Tumbleweed Investor Relations, 700 Saginaw Drive, Redwood City, California 94063, (650) 216-2000 or by accessing Tumbleweed's website at www.tumbleweed.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Valicert by contacting Valicert Investor Relations, 1215 Terra Bella Avenue, Mountain View, California 94043, (650) 567-5400 or by accessing Valicert's website at www.valicert.com. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision.

Tumbleweed and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Tumbleweed and Valicert in favor of the transaction. A list of the names of Tumbleweed's executive officers and directors, and a description of their respective interests in Tumbleweed, are set forth in the proxy statement for Tumbleweed's 2002 Annual Meeting of Stockholders, which was filed with the SEC on May 1, 2002. Investors and security holders may obtain additional information regarding the interests of Tumbleweed's executive officers and directors in the transaction by reading the joint proxy statement/prospectus when it becomes available.

Valicert and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Tumbleweed and Valicert in favor of the transaction. A list of the names of Valicert's executive officers and directors, and a description of their respective interests in Valicert, are set forth in the proxy statement for Valicert's 2002 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2002. Investors and security holders may obtain additional information regarding the interests of Valicert's executive officers and directors in the transaction by reading the joint proxy statement/prospectus when it becomes available.


 ------------------------------------------------------------------------------
| MESSAGING THAT MEANS BUSINESS                                  TUMBLEWEED    |
|                                                               COMMUNICATIONS |
 ------------------------------------------------------------------------------